Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (the “Registration Statement”) of our auditor’s report dated June 22, 2026 relating to the consolidated financial statements of Psyence Biomedical Ltd. consisting of the consolidated statements of financial position as at March 31, 2026 and 2025 and the related consolidated statements of net income/(loss) and comprehensive income/(loss), shareholders’ equity/(deficit) and cash flows for the three year period ended March 31, 2026.

Chartered Professional Accountants

Licensed Public Accountants

August 25, 2026

Toronto, Canada

MNP LLP

1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894